Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ferguson plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, par value £0.10 per share, reserved for issuance of future grants pursuant to the Ferguson Non- Employee Director Incentive Plan 2022	Other(2)	250,000(3)	$119.615	$29,903,750	0.0001102	$3,296.00

Total Offering Amounts					$29,903,750		$3,296.00

Total Fee Offsets							N/A

Net Fee Due							$3,296.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to include such additional ordinary shares which become issuable under the Ferguson Non-Employee Director Incentive Plan 2022 (the “2022 NED Plan”) to prevent dilution in the event of any stock dividend, stock split, recapitalization or any other similar transaction pursuant to the terms of the 2022 NED Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $119.615, the average of the high and low price per ordinary share of Ferguson plc on the New York Stock Exchange on November 25, 2022, a date within five business days of this Registration Statement.

(3)

Represents ordinary shares issuable pursuant to the 2022 NED Plan being registered herein, which shares consist of ordinary shares reserved and available for future grants under the 2022 NED Plan, ordinary shares that may again become available for delivery with respect to awards under the 2022 NED Plan pursuant to the share counting, share recycling and other terms and conditions of the 2022 NED Plan.